Exhibit 10.17

500 Expressway Drive South
Brentwood, NY 11717
Phone: 631.231.4600
Fax: 631.404.3899
www.medical-action.com

May 20, 2013

Mr. Paul Chapman
[___________]
[___________]

Dear Paul:

It is with pleasure that on behalf of Medical Action Industries Inc. (the “Company”) I am able to offer you the opportunity of becoming a valuable member of our team.  Per your discussions with Paul Meringolo, I have outlined in this letter the proposed terms of your full-time employment with Medical Action. This letter supersedes the prior Offer Letter provided for your interim role dated December 27, 2012.

You will be employed by Medical Action as President and Chief Operating Officer.  Your mutually agreed upon start date will be on or about June 15, 2013, unless we are able to mutually agree an earlier start date.  You will receive a base salary of $15,692.31 payable on a bi-weekly basis (with applicable deductions for withholding taxes, FICA, etc.) in accordance with the Company’s normal payroll practices. A bi-weekly car allowance of $269.23 will also be extended. In addition to your base compensation, we offer you the opportunity of earning an additional 65% in bonus potential by participating in our FY 2014 Management Incentive Program.  The specific terms of this program will be mutually agreed upon within the first ninety (90) days of your employment with Medical Action.

The Board has decided to grant you options to purchase of 400,000 shares of Medical Action’s common stock in accordance with the Company’s Stock Incentive Plan as of the close of business May 20, 2013 for your work as interim COO and your future work in the newly created position of President & Chief Operating Officer.  In addition, we will recommend to the Board of Directors as soon as practicable after the commencement of your employment, a Change of Control Agreement.

As an integral part of our team, you will be entitled to regular vacations during each year of four (4) weeks in the aggregate.  You will also be eligible to participate in the Company’s health, dental and vision plans, life insurance, 401(k) plan, and such future employee benefit plans of the Company.  A benefits package will be sent under separate cover upon receipt of signed offer letter.  In addition, Medical Action agrees to reimburse you for two months of COBRA coverage if necessary.

The above offer is contingent on your successful completion of a background and drug screen.  If you accept this offer, you have entered into (your) employment relationship with Medical Action voluntarily and acknowledge that there is no specified length of employment. Accordingly, either Medical Action or (you) may terminate the employment relationship at will at any time, with or without cause, so long as there is no violation of applicable federal or state law.

500 Expressway Drive South
Brentwood, NY 11717
Phone: 631.231.4600
Fax: 631.404.3899
www.medical-action.com

Once again, we are extremely pleased to be able to offer you this compensation package and we look forward to the opportunity of working with you and developing the strategies that will allow Medical Action to meet its future goals of growth, diversification and profitability.  Please review and sign this letter as acknowledgement and acceptance of this offer of employment and fax it to me at [___________].  If you have any questions, please don’t hesitate to call me.  You may reach me at [___________].

Sincerely,

/s/ Monika Goedel
Monika Goedel
Director of Corporate Administration

Accepted By:

/s/ Paul Chapman
Paul Chapman

Accepted Date:

05/28/2013

cc:  Paul Meringolo, CEO